XTL Biopharmaceuticals Inc.
275 Grove Street, Suite 2-400
Newton, Massachusetts 02466

August 17, 2005

VivoQuest, Inc.
711 Executive Boulevard
Valley Cottage, New York 10989
VivoQuest, Inc.

Gentlemen:

Reference is made to the Asset Purchase Agreement dated as of August 17, 2005 (the “Purchase Agreement”) between XTL Biopharmaceuticals Inc., a Delaware corporation (“Purchaser”) and VivoQuest, Inc. (“Seller”). Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings assigned to them in the Purchase Agreement.

Within one business day of the Effective Date (as defined below), Purchaser will make or cause to be made to Seller a payment in the amount of $133,333.33 (the “Initial Payment”). The Purchaser will make additional payments to Purchaser of the same amount on or prior to each of August 25, 2005 and September 5, 2005 (each, a “Subsequent Payment”) if (i) the Effective Date has occurred, (ii) Seller has provided Purchaser with executed copies of inventor assignments satisfactory to Purchaser with respect to all issued patents and filed patent applications of Seller, (iii) Purchaser has been provided with properly executed inventor declarations for each of Seller’s previously filed patent applications and the same have been properly filed with the United States Patent and Trademark Office and (iv) Purchaser has also been provided with a fully executed amendment in the form attached as Exhibit A to the Employee Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement dated as of March 3, 2003 between Anthony Sandrasagra and Seller but (v) the Closing has not occurred on or prior to such date, provided that if the Purchase Agreement has been terminated prior to such date, the payment to be made on such date will not be required. If the Purchase Agreement is terminated by Purchaser pursuant to Section 9.4(ii) or (iii) (other than by reason of Seller’s inability to obtain a Closing Consent), all amounts paid to Seller pursuant hereto shall be immediately repaid to Purchaser. Seller may terminate this letter agreement, the Purchase Agreement and the License Agreement (subject to the proviso in the last sentence of Section 2(a) of the License Agreement) by written notice to Purchaser if (i) Purchaser does not deliver a fully executed Guaranty in the form attached as Exhibit B on or before August 25, 2005 (in which event the Initial Payment shall be non-refundable but there shall be no obligation to make either Subsequent Payment) or (ii) Purchaser does not make the Initial Payment or a Subsequent Payment on the applicable date set forth above (after all conditions to Purchaser’s obligation to make such payment set forth herein have been satisfied) and such nonpayment continues for three business days after receipt of written notice of nonpayment from Seller to Purchaser.

All payment made pursuant to the preceding paragraph shall be used solely to fund ordinary course operating expenses of Seller and shall not be applied to the repayment of the Convertible Secured Promissory Notes of Seller held by UMPC Health System (“UMPC”) and Highmark Health Ventures Investment Fund, L.P. (“Highmark”). In addition to any payments made pursuant to the preceding paragraph, if the Effective Date occurs, the conditions to Purchaser’s obligation to make the Subsequent Payments have been satisfied and this letter agreement has not been terminated by Seller pursuant to the last sentence of the preceding paragraph, but the Purchase Agreement is subsequently terminated other than by reason of Reza Fathi, Zhen Yeng or Anthony Sandrasagra ceasing to be employed by Seller (pursuant to clause (vi) of Section 9.4 thereof), Purchaser shall pay to Seller’s employees, allocated in accordance with Seller’s written instructions, up to $100,000 in the aggregate as severance pay.

Purchaser shall have no obligation to make the Initial Payment or either of the Subsequent Payments prior to the date (the “Effective Date”) on which (i) the Transaction Documents and the transactions contemplated thereby have been approved by the Board of Directors and shareholders of Seller and written evidence thereof has been provided to Purchaser, and (ii) Purchaser has been provided with a letter in the form attached as Exhibit C executed by UPMC, Highmark and each other creditor of Seller having a security interest in any of Seller’s assets . If the Effective Date has not occurred on or prior to August 17, 2005, this letter agreement shall terminate and be of no further force or effect.

In consideration for the foregoing payments, during the period from the date hereof until the earlier of (x) the Closing Date and (y) the termination of the Purchase Agreement, Seller shall, and shall cause its employees, directors, agents and Affiliates to, immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of any securities of Seller or any of its operations or any assets associated therewith (other than goods and services of such Seller sold in the ordinary course of business) (collectively, an “Acquisition Transaction”), and Seller shall not, and shall cause its employees, directors, agents and Affiliates not to, (i) solicit any proposals or offers relating to an Acquisition Transaction, or (ii) negotiate or engage in discussions with any third party concerning any proposal or offer for an Acquisition Transaction.

Purchaser shall have no liability under or in connection with this letter agreement in excess of any defaulted payment hereunder. In no event shall Seller be entitled to claim any special, punitive or consequential damages as a consequence of any breach of this letter agreement.

This letter agreement shall be governed by and constructed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State.

Very truly yours,

XTL BIOPHARMACEUTICALS, INC.

By:	/s/
Name:
Title:

ACCEPTED:

VIVOQUEST, INC.

By:	/s/

Name: Title:

EXHIBIT C

[form of standstill letter]

[ ], 2005

XTL Biopharmaceuticals Ltd.
Kiryat Weitzmann Science Park
3 Hasapir Street, Building 3
P.O. 370
Rehovot 76100, Israel

XTL Biopharmaceuticals Inc.
275 Grove Street, Suite 2-400
Newton, Massachusetts 02466

Gentlemen:

Reference is made to the Asset Purchase Agreement dated as of August 11, 2005 (the “Purchase Agreement”) between XTL Biopharmaceuticals, Inc., a Delaware corporation (“Purchaser”), and VivoQuest, Inc. (“Seller”), the License Agreement dated as of August 11, 2005 (the “License Agreement”) between XTL Biopharmaceuticals Ltd., an Israeli corporation (“Parent”), and Seller and the letter agreement dated August 11, 2005 (together with the Asset Purchase Agreement and the License Agreement, the “Transaction Documents”) between Purchaser and Seller.

In order to induce Purchaser and Parent to enter into the Transaction Documents, the undersigned agrees (i) that if the closing under the Purchase Agreement occurs on or prior to September 22, 2005, the undersigned will release any and all liens or security interests held by the undersigned in any of Seller’s assets simultaneously with such closing, (ii) that prior to September 22, 2005, unless the Purchase Agreement has been terminated, the undersigned will not (a) take any action to collect or enforce the [name debt instrument] (the “Seller Indebtedness”) or the [name instruments creating security interests or liens] or (b) transfer any of the Seller Indebtedness or any interest therein unless the transferee agrees in writing to be bound by this letter and (iii) that the undersigned shall, upon the consummation of the closing under the Asset Purchase Agreement, be deemed to have irrevocably waived any and all claims the undersigned might otherwise have against Purchaser and Parent and any of their officers, directors, employees or agents based upon, arising from, or related to the Seller Indebtedness, including without limitation any such claim based on fraudulent conveyance, fraudulent transfer or any similar theory of recovery. The undersigned covenants not to bring or attempt to bring any claim described in clause (iii) of the preceding sentence.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

 Very truly yours,

By:	/s/
Name:
Title

EXHIBIT A

[form of Sandrasagra amendment]

Amendment dated as of August 12, 2005 (this “Amendment”) to the Employee Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement dated as of March 3, 2003 (the “Agreement”) between Anthony Sandrasagra and VivoQuest, Inc.

For mutual consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. The fifth sentence of the first paragraph of Section 6 is hereby amended and restated in its entirety to read as follows:

Employee, however, shall not be prohibited from seeking and/or obtaining employment with any entity which engages in the aforementioned research (the development of small molecule therapeutics from natural products or natural product-derived compounds) as long as such employment does not directly compete with the Company’s major areas of business and/or research.

and the following is hereby added as the sixth sentence of the first paragraph of Section 6:

The Employee’s subsequent employment will be considered directly competitive if it would give the subsequent employer a significant competitive advantage in one of the Company’s major areas of business and/or research that the subsequent employer would not otherwise have.

2. Except as set forth herein, the Agreement shall remain unmodified and in full force and effect.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

VIVOQUEST, INC.

By:	/s/
Name:
Title:

Name: Anthony Sandrasagra